Exhibit 99.1

Annexon Secures Strategic Credit Facility for up to $200 Million from Oxford Finance

Expands Financial Capacity as Vonaprument and Tanruprubart Programs Advance Toward Registration

BRISBANE, Calif., July 30, 2026 – Annexon, Inc. (Nasdaq: ANNX), a biopharmaceutical company advancing the next generation platform of targeted immunotherapies for multiple neuroinflammatory diseases that impact nearly 10 million people worldwide, today announced that it has entered into a strategic credit facility agreement with Oxford Finance LLC (“Oxford Finance”) for up to $200 million.

“This strategic facility enhances our financial and operational capabilities as we prepare for the potential global commercialization of vonaprument and tanruprubart, which combined have the potential to reach millions of patients worldwide,” said Douglas Love, president and chief executive officer of Annexon. “Access to this non-dilutive capital further diversifies our capital structure, strengthens our balance sheet, and accelerates our near and long-term growth strategy.”

Kirk Andrews, Managing Director of Oxford Finance added, “Annexon is advancing a differentiated approach to complement-driven neuroinflammatory disease with two programs approaching registration. We are pleased to provide a milestone-based financing facility that reflects our confidence in Annexon’s strategy, execution, and ability to advance vonaprument and tanruprubart through key value-driving milestones in support of patients globally.”

Under the terms of the agreement, Annexon drew an initial $50 million at closing. An additional $100 million will become available upon the company’s achievement of certain milestones related to its vonaprument and tanruprubart registrational programs, with the remaining $50 million available subject to lender approval.

About Annexon

Annexon Biosciences (Nasdaq: ANNX) is advancing the next generation platform of targeted immunotherapies for nearly 10 million people worldwide living with serious neuroinflammatory diseases. Our founding scientific approach focuses on C1q, the initiating molecule of a potent inflammatory pathway that when misdirected can lead to tissue damage and loss of function in a host of diseases. Our targeted therapies are designed to stop classical complement-driven neuroinflammation at its source to provide meaningful functional benefit and alter the course of disease. Annexon’s mission is to deliver game-changing therapies to patients so that they can live their best lives. To learn more visit annexonbio.com.

About Oxford Finance

Oxford Finance LLC is a specialty finance firm providing senior secured loans to public and private companies operating in a variety of industries worldwide. For over 20 years, Oxford has delivered flexible financing solutions to over 750 companies, allowing borrowers to maximize their equity by leveraging their assets. Since 2002, Oxford has originated more than $18 billion in loans. Oxford is headquartered in Alexandria, Virginia, with additional offices serving the greater San Diego, San Francisco, Atlanta and New York City metropolitan areas. For more information, visit www.oxfordfinance.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. All statements other than statements of historical facts contained in this press release are forward-looking statements. These forward-looking statements include but are not limited to the potential for the company to draw up to an additional $150 million under the credit facility; and continuing advancement of the company’s portfolio and the potential global commercialization of vonaprument and tanruprubart. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: the company’s history of net operating losses; the company’s ability to obtain necessary capital to fund its clinical programs; the potential for delays in the company’s clinical trials; the potential for the company’s product candidates to not receive regulatory approval, including if the FDA and comparable foreign regulatory authorities determine that the company’s submission package is not sufficient or require the company to provide additional data in patients that are not feasible to obtain; the early stages of clinical development of the company’s product candidates; the effects of public health crises on the company’s clinical programs and business operations; the company’s ability to obtain regulatory approval of and successfully commercialize its product candidates; any undesirable side effects or other properties of the company’s product candidates; the company’s reliance on third-party suppliers and manufacturers; the outcomes of any future collaboration agreements; and the company’s ability to adequately maintain intellectual property rights for its product candidates. These and other risks are described in greater detail under the section titled “Risk Factors” contained in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the company’s other filings with the Securities and Exchange Commission. Any forward-looking statements that the company makes in this press release are made pursuant to the Private Securities Litigation Reform Act of 1995, as amended, and speak only as of the date of this press release. Except as required by law, the company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Joyce Allaire

LifeSci Advisors

jallaire@lifesciadvisors.com

Media Contact:

Beth Keshishian

917-912-7195

beth@bethkeshishian.com